Exhibit 99.1

Plug Power Reports Largest Quarterly and Annual Revenue
in the Company’s History

$502 million in Revenue in 2021; with $162 million in Revenue in Q4 2021

Announced Multiple Partnerships and Strategic Acquisitions, Positioning Plug Power as the only Global Green Hydrogen Ecosystem Solutions Provider

Reaffirms 2022 Revenue Goal of $900 million - $925 million and 2025 Goals of
$3 billion in Revenue, and 17% Operating Income Margin

●	2021 marked a record year with Q4 revenue of $162 million, representing the highest quarterly revenue ever recorded by the company: Over 20% of the revenue in the quarter came from new business activity including over $10 million in electrolyzer sales. This is a major milestone for the company. In the fourth quarter we also took a one-time charge of $56 million associated with future servicing of our legacy fleet. With this charge coupled with the superior performance for units deployed in 2021, we believe the service business will approach profitability in the near term.

●	Plug Power has established itself as the world’s only green hydrogen ecosystem solutions provider: Through acquisitions and partnerships, we are in a position to provide comprehensive green hydrogen solutions to complement our unmatched industry position in providing various fuel cell applications and support other industries to meet its decarbonization goals.

●	Executing on building the “first of a kind” green hydrogen generation network in North America: Multiple Plug hydrogen plants are currently under construction and will come online by the end of 2022. In addition, we plan to break ground on many more during 2022, essentially establishing a green hydrogen generation network in North America by the end of 2023 or early 2024. We are targeting 70 tons per day (TPD) by the end of this year and are on track to have 500TPD of green hydrogen production by 2025 and 1,000 TPD by 2028. We believe this green hydrogen generation network creates a flywheel effect by making green hydrogen ubiquitous and economical, helping accelerate the proliferation of numerous fuel cell applications.

●	Built a 155MW electrolyzer backlog for delivery in 2022, positioning Plug as the world's largest electrolyzer company: Plug won multiple projects around the world, including a 250MW order from Fortescue to produce green hydrogen and a 100MW order from Fertiglobe to produce green ammonia.

●	Secured five pedestal customers in material handling: Plug achieved a significant milestone three years ahead of schedule by securing five pedestal customers by the end of 2021, and we are targeting the addition of three new pedestal clients in 2022. We are proud of our accomplishment in this market as the first large and economically viable fuel cell apps. We see meaningful growth from multiple new fuel cell apps, including stationary, mobility and others.

●	Launched gigafactory in Rochester, N.Y.: This is our first and the world's largest “one of a kind” fuel cell and electrolyzer gigafactory. Once fully online, we expect this gigafactory will have a total annual production capacity of over 2.5GW for proton exchange membrane (PEM) stacks for fuel cells and electrolyzers.

●	Launched joint ventures with SK, Acciona and Renault: SK joint venture (JV) is expected to provide significant growth opportunities by leveraging SK’s infrastructure and business capabilities in Korea. The AccionaPlug S.L. JV will build and operate green hydrogen plants throughout Spain and Portugal with medium term targets of 100 metric tons per day of green hydrogen production. Finally, Hyvia allows both companies to manufacture and sell fuel cell-powered electric light commercial vehicles (FCE-LCV) and supply hydrogen fuel and fueling stations to support the FCE-LCV market.

●	Formed multiple new partnerships to support the unfolding energy transition including Airbus, Fortescue, Lhyfe and Phillips 66 partnerships: Plug Power and Fortescue broke ground in February 2022 on a gigafactory in Queensland, Australia.

Summary of Fourth Quarter Financials

Plug Power shipped approximately 3,300 GenDrive units and had revenue associated with 11 hydrogen infrastructure systems for the fourth quarter of 2021 compared to approximately 2,200 GenDrive units and nine hydrogen infrastructure systems in the fourth quarter 2020. Net revenue for this quarter was $162 million compared to ($309 million) for the fourth quarter of 2020.

In the fourth quarter of 2021, the company incurred several charges to our business operations, the majority of which were non-cash. Included in these charges was a $56 million non-cash charge tied to services costs. This charge is related to our estimate of future costs to service our legacy fleet through the remainder of their services contract.

In 2021, we delivered over 5,000 units to our customers with enhanced technology that has reduced service costs by 50%. Some of these changes we are implementing back into legacy units and could positively impact our financials. We believe the performance of these 5,000 units demonstrates that the products are robust and will help support our long-term business needs.

Plug Power remains committed to previous estimates to reduce its services costs on a per unit basis by 30% in the next 12 months and 45% by the end of 2023. We expect this improvement on our service costs to materialize in our margin run rates in 2022, potentially resulting in breakeven service margin run rates by year end.

As we previously highlighted in our last earnings call, margins in the fuel business continue to remain under pressure. Fuel margins were down on a sequential basis primarily driven by increased hydrogen molecule costs due to higher natural gas prices and only two months of lower cost fuel production from our plant in Tennessee, since it underwent an expansion to 10 TPD in the month of October 2021.

Looking forward to 2022, we expect a continual decrease in average molecule costs throughout the year, as compared to 2021, due to a full year impact of additional capacity from our Tennessee plant, strategic agreements with key suppliers, lower logistics costs and green hydrogen plants coming online. In addition, as we continue to grow our logistics capabilities, this will help better manage delivery of hydrogen at our customers sites which should see significant improvement in fuel efficiency. We expect fuel margins to break even by 2023 as we will have full year impact from the above cost down initiatives and additional green hydrogen capacity online. By 2024, we expect our fuel business to start generating cash flow and approaching corporate margin targets with potential for upside as we continue to expand our green hydrogen network.

We Built the World’s First Green Hydrogen Ecosystem

In 2021, Plug Power established itself as a global leader in the hydrogen ecosystem to become the category king in the $10 trillion green hydrogen economy. The Company has positioned itself in 2021 to serve the entire ecosystem of green hydrogen products — from generation to storage to transportation and distribution.

Plug Power believes that the economics and availability of green hydrogen will help accelerate the proliferation of multiple fuel cell apps, creating a classic flywheel effect. As such, the Company executed on several acquisitions, joint ventures, and strategic partnerships in 2021, particularly in the fourth quarter which continues to solidify Plug Power’s leadership position in the green hydrogen ecosystem.

Executing on our Vertical Integration Strategy via Acquisitions

Plug Power began executing on its vertical integration strategy with the acquisitions of United Hydrogen Group and Giner ELX in 2020. United Hydrogen is the only private company to have successfully built a large-scale hydrogen liquefier, and also brought meaningful hydrogen delivery and logistics knowhow. The acquisition of Giner ELX brings world-class PEM electrolyzer technology that we are scaling up rapidly. These two acquisitions provide the basic building blocks and foundation for our green hydrogen generation plants currently under construction.

In the fourth quarter of 2021, Plug Power continued to execute on its vertical integration strategy through the acquisition of Frames Group, headquartered in the Netherlands. This acquisition supports our goal to reach an installed electrolyzer capacity of three gigawatts by 2025. Plug will combine its world-class stack technology with Frames’ systems integration capabilities to deliver a range of turnkey electrolyzer solutions from 1MW containers to 1GW standalone plants.

Also in the fourth quarter, Plug Power completed the acquisition of Applied Cryo Technologies. This acquisition adds significant capabilities, expertise, and technologies to Plug Power, including a liquid hydrogen delivery network and fleet, liquid hydrogen storage, and hydrogen mobility fueling, which will enable the company to expand its green hydrogen ecosystem and lower the cost of hydrogen infrastructure and logistics networks.

Finally, in the first quarter of 2022, Plug Power acquired Joule Processing, an expert in cryogenic process systems, which is key to producing in-house hydrogen liquefiers. Delivering hydrogen in liquid form is ideal for long distances because of its superior energy density versus gaseous hydrogen and lowers transportation costs.

With these acquisitions under our belt, Plug Power is the only company in the world with such comprehensive, turnkey offerings in the green hydrogen economy. We expect these recent acquisitions will be gross margin accretive in 2022 from both incremental sales and synergies on existing products. We see the Joule acquisition, for example, representing a potential capital expenditure savings for Plug of as much as $200 million in the next four years in addition to the meaningful third-party sales opportunities.

Executing on Building First-of-a-Kind
Green Hydrogen Generation Network

Plug Power broke ground on multiple plants in 2021 and plans to break ground on several more in 2022. We will have the world’s first gaseous green hydrogen plant utilizing Plug Power’s 5MW electrolyzer in Georgia during Q1 2022. This site is also under construction for a 15 TPD liquid plant.

Our 15 TPD plant in the southeast is on schedule to be commissioned by the end of 2022. In New York, we are constructing the world's largest liquid green hydrogen plant with an initial capacity of 45 TPD targeting operations by year end. We are also actively managing supply chain dynamics given the global environment as some of the long lead time items are coming from various third parties. The sales funnel for off-take agreements currently stands at 600 TPD.

Furthermore, we plan to break ground on multiple new plants during 2022, building a national green hydrogen generation network by the end of 2023 or early 2024. We are targeting 70 TPD by end of 2022 and remain on track to have 500 TPD of green hydrogen generation network in North America by2025 and 1,000 TPD on a global basis by 2028. As we continue to build this green hydrogen generation network, we expect our fuel business to start generating cash flow and approaching corporate margin targets with potential for upside. Furthermore, our recently completed acquisitions of Applied Cryo Technologies and Joule Processing reduces the cost of hydrogen infrastructure including tankers and on-site storage, as well as the cost of liquefaction solutions.

Our North American green hydrogen network build-out has been primarily focused on securing the lowest possible cost of electricity, expansion potential, and optimizing delivery distances. Low cost of renewable electricity allows us to produce and supply green hydrogen to our end customer at similar prices to grey hydrogen, while delivering corporate margin targets. In addition, the national network will help reduce logistics costs while supporting our customer’s mission critical application. The national network will also help the broader hydrogen industry to mitigate typical force majeure issues we’ve seen for the past several years and will continuously make green hydrogen economical and more ubiquitous.

As a part of our expansion from 500 TPD to 1,000 TPD, we plan to build out a similar green hydrogen generation network in Europe working with strategic partners. During the fourth quarter, Plug Power and Acciona Generación Renovable, S.A. finalized a 50/50 joint venture to incorporate Acciona Plug S.L., which will develop, operate, and maintain green hydrogen projects in Spain and Portugal. AccionaPlug also plans to provide storage, transportation, and delivery services to its customers, initially targeting the industrial and mobility business segments. Led by Alan Ripa, formerly Chief Executive Supervisor for ACCIONA Energía Internacional, the joint venture has identified multiple locations to build green hydrogen plants. The JV is targeting to build two 15 TPD liquid green hydrogen plants by the end of 2024 and plans to produce more than 100 tons of green hydrogen per day in the medium term.

Building a Robust Global Electrolyzer Pipeline:
On Track to be the World’s Largest Electrolyzer Company

Plug Power has established itself as a global leader in the electrolyzer business in 2021. We have built a global team, as well as have added electrolyzer stack manufacturing at our gigafactory to support our growing demand from third party sales and internal demand for our green hydrogen plant buildout. The gigafactory in Rochester, N.Y. began production in the fourth quarter. This is the world's first and largest fuel cell and electrolyzer manufacturing gigafactory and is expected to create as many as 380 new jobs in Monroe County with a total annual production capacity of over 2.5GW for PEM stacks for fuel cells and electrolyzers.

Our electrolyzer solutions are undergoing significant growth with a pipeline that is robust from both the end market applications and a geographical perspective. Plug has won 16 projects in 13 countries to date. These projects are global in nature including Egypt, U.S., Canada, Germany, France, Italy, Hungary, Poland, Australia, New Zealand, Switzerland, Brazil, and India. These electrolyzers are also sold into a broad range of applications, including natural gas injection, excess renewable energy storage, stationary fuel cell, FCEV fueling, green ammonia production, and green methanol production.

In the fourth quarter, Plug Power announced two significant electrolyzer wins. First, as part of the Fortescue partnership agreement, Fortescue Future Industries (FFI) will purchase 250MW of Plug Power’s electrolyzer solutions, used to create hydrogen and oxygen from water, for its Australian projects. Second, Plug was selected by Fertiglobe — the strategic partnership between OCI, Abu Dhabi National Oil Company and Scatec — for 100MW of electrolyzers to produce green hydrogen as feedstock for up to 90,000 tons of green ammonia production in Egypt.

During the fourth quarter, Plug signed a letter of intent for a 50/50 joint venture with FFI to build a gigafactory in Queensland, Australia. As part of the agreement, the two organizations intend to build a two-gigawatt factory to produce large-scale PEM electrolyzers, with the ability to expand into fuel cell systems and other hydrogen-related refueling and storage infrastructure in the future. Plug Power will supply the electrolyzer and fuel cell technology and FFI will contribute advanced manufacturing capabilities. We are pleased to report that we held the groundbreaking ceremony for the gigafactory in Queensland, Australia in February 2022.

FFI will be the primary customer of the products manufactured by the joint venture, enabling its ambitions in decarbonizing its operations with stationary power and mobility applications running on green hydrogen. FFI will also purchase 250 megawatts of Plug Power’s electrolyzer solutions, used to create hydrogen and oxygen from water, for its Australian projects.

Our goals for the electrolyzer business are clear. We expect to ship 155MW of electrolyzer products in 2022, have at least a one-gigawatt backlog by year end and, successfully develop the Australian market with our partner, Fortescue.

Material Handling Continues to Deliver Robust Growth

Plug Power continues to deliver strong growth in our material handling business, the first commercially successful fuel cell app. The turnkey GenKey solution enables customers to increase productivity and lower operational costs, all reducing greenhouse gas emissions and providing a strong economic value proposition.

In 2021, Plug Power shipped 12,806 GenDrive units, which included approximately 3,300 units in the fourth quarter. Additionally, we built 49 hydrogen fueling stations full year 2021, 11 in the fourth quarter.

We are pleased to have accomplished our goal of having five pedestal customers three years ahead of schedule. In 2022, we are looking to add three additional pedestal customers, two of which will likely be located in Europe, and targeting a total of $600 million or more in revenue for the material handling business.

Stationary and Mobility Apps

We have developed a flexible, elegant platform for the stationary power market. The offering is structured to serve three distinct markets, including:

(1)	Backup Power
(2)	Grid connected/standby powering
(3)	Remote powering

Each of these applications usually need three different products. The Plug platform meets all three markets with a single product. More importantly, we are working with multiple customers for all three applications ranging including data centers customers, electric vehicles charging and grid connected/standby powering opportunities.

The fully compliant state-of-the-art platform will ship in the second half of 2022 and represents a major product and technology leap for Plug Power and the industry.

In the first quarter of 2021, Plug entered into a joint venture with Renault to manufacture and sell fuel cell-powered electric light commercial vehicles and to supply hydrogen fuel and fueling stations to support the FCE-LCV market. The venture, Hyvia, is focused primarily in Europe.

Hyvia has unveiled three vehicles available in 2022 - the Renault Master Van H2-Tech, the Renault Master Chassis Cab, H2-Tech and the Master City Bus, H2-Tech. These vehicles use Plug Power’s 30kW ProGen engine and offer Plug Power green hydrogen production and dispensing solutions to customers. In 2022, Plug Power plans to arrange for 10 test pilot programs with customers for the Hyvia joint venture.

In the fourth quarter, Plug formed a joint venture with SK E&S to collaborate in providing hydrogen fuel cell systems, hydrogen fueling stations, electrolyzers and green hydrogen to the Korean and other Asian markets.

We have been strategic about our entry into mobility applications. We have made a conscious decision not to be just a component supplier, as evidenced by our joint venture with Renault. We continue to evaluate a potential role that Plug should play in the heavy-duty applications and have been focused on making sure we execute on an optimal long-term business strategy.

Green Hydrogen Horizons -- Looking Forward

Plug Power is focused on building a global green hydrogen ecosystem. Our key goal for 2022 is delivering on our revenue targets, and multiple strategic initiatives. To reiterate, we are looking at $900-$925 million in revenue, 80% revenue growth year over year in 2022. Through key acquisitions and joint ventures, expansion of our solutions offerings, building a green hydrogen network and gigafactories — we’ve positioned the Company for a strong 2022 and beyond. It keeps us on pace to meet our 2025 goals of $3 billion in revenue and 17% operating income margin.

We thank our employees for their hard work and look forward to updating you all on our next call.

Be well,

Conference Call Information

A conference call will be held today, March 1, 2022.

●	Time: 4:30 p.m. ET
●	Toll-free: 877-405-1239; 201-389-0851
●	Direct webcast: https://event.webcasts.com/starthere.jsp?ei=1531115&tp_key=cd5b4b33b7

The webcast can also be accessed directly from the Plug Power homepage (www.plugpower.com). A playback of the call will be available online for a period following the call.

About Plug Power Inc.

Plug Power is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while meeting sustainability goals.

Plug Power created the first commercially viable market for hydrogen fuel cell technology. As a result, the Company has deployed over 50,000 fuel cell systems for e-mobility, more than anyone else in the world, and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug Power delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs.

Plug Power’s vertically-integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, Ikea, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers.

Learn more www.plugpower.com.

Cautionary Note on Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. ("Plug"), including but not limited to statements about Plug’s expectations with respect to expected profitability of its electrolyzer sales; Plug’s plan to build North America’s largest green hydrogen facility and the first of a kind, force-majeure resilient green hydrogen generation network in the United States; Plug’s expectations with respect to the tons per day production output of such plants; Plug’s plan to build additional green hydrogen plans in the United States, the date such plants will become operational and the operational capacity of such plants; Plug’s plan to secure three additional pedestal customers in material handling; the expected growth opportunities stemming from the recently launched join ventures with SK, Acciona and Renault; Plug’s statements regarding the expected benefits of the gigafactory under construction in Queensland, Australia; the expected completion timeline and related expected benefits of Plug’s North American green hydrogen build-out, as well as its plans to expand a green hydrogen generation network into Europe; the expected production capacity and potential job growth resulting from the recently opened gigfactory in Rochester, NY; the timing of shipment and expected benefits of Plug’s stationary and mobility apps;

belief that hydrogen prices will continue to decline in the first half of 2022 and that Plug’s fuel business margins will improve by 2023; the expectation that Plug’s professional service cost improvements will materialize in 2022 and the potential for resulting breakeven service margin run rates; the expectation that Plug’s fuel business will start generating cash flow by 2024; the benefits of recent acquisitions, including Plug’s expectation that such acquisitions will be gross margin accretive in 2022; the expectation that the SK Group partnership will accelerate hydrogen as an alternative energy source in Asian markets; the expectation that Plug will successfully achieve its green hydrogen generation targets in 2025 and 2028; the expectation regarding Plug’s ability to unlock a portion of the total addressable market; the effects of the current supply chain on Plug’s manufacturing initiatives; and the expectation that Plug will be able to continue to meet its revenue and other financial targets for fiscal year 2022 and 2025. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward looking statements, as well as risks relating to the business of Plug in general, see Plug’s public filings with the Securities and Exchange Commission, including the “Risk Factors” section of Plug’s Annual Report on Form 10-K for the year ended December 31, 2021. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. We disclaim any obligation to update forward-looking statements except as may be required by law.

Plug Power Investor Contact
Roberto Friedlander
investors@plugpower.com

Plug Power Media Contact
Caitlin Coffee Allison+Partners
(312) 635-8204
PlugPR@allisonpr.com

Plug Power Inc. and Subsidiaries

Consolidated Balance Sheets

 (In thousands, except share and per share amounts)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$2,481,269	$1,312,404
Restricted cash	118,633	64,041
Available-for-sale securities, at fair value (amortized cost $1,242,993 and allowance for credit losses of $0 at December 31, 2021)	1,240,265	—
Equity securities	147,995	—
Accounts receivable	92,675	43,041
Inventory	269,163	139,386
Contract assets	38,637	15,351
Prepaid expenses and other current assets	59,888	28,973
Total current assets	4,448,525	1,603,196

Restricted cash	532,292	257,839
Property, plant, and equipment, net	255,623	74,549
Right of use assets related to finance leases, net	32,494	5,724
Right of use assets related to operating leases, net	212,537	117,016
Equipment related to power purchase agreements and fuel delivered to customers, net	72,902	75,807
Contract assets	120	2,838
Goodwill	220,436	72,387
Intangible assets, net	158,208	39,251
Investments in non-consolidated entities and non-marketable equity securities	12,892	1,000
Other assets	4,047	1,675
Total assets	$5,950,076	$2,251,282

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$92,307	$50,198
Accrued expenses	79,237	46,083
Deferred revenue and other contract liabilities	116,377	43,341
Operating lease liabilities	30,822	14,314
Finance lease liabilities	4,718	903
Finance obligations	42,040	32,717
Current portion of long-term debt	15,252	25,389
Loss accrual for service contracts and other current liabilities	39,800	9,421
Total current liabilities	420,553	222,366

Deferred revenue and other contract liabilities	66,713	32,944
Operating lease liabilities	175,635	99,624
Finance lease liabilities	24,611	4,493
Finance obligations	211,644	148,836
Convertible senior notes, net	192,633	85,640
Long-term debt	112,794	150,013
Loss accrual for service contracts and other liabilities	139,797	40,447
Total liabilities	1,344,380	784,363

Stockholders’ equity:
Common stock, $0.01 par value per share; 1,500,000,000 shares authorized; Issued (including shares in treasury): 594,729,610 at December 31, 2021 and 473,977,469 at December 31, 2020	5,947	4,740
Additional paid-in capital	7,070,710	3,446,650
Accumulated other comprehensive (loss) income	(1,532)	2,451
Accumulated deficit	(2,396,903)	(1,946,488)
Less common stock in treasury: 17,074,710 at December 31, 2021 and 15,926,068 at December 31, 2020	(72,526)	(40,434)
Total stockholders’ equity	4,605,696	1,466,919
Total liabilities and stockholders’ equity	$5,950,076	$2,251,282

Plug Power Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands)

	Twelve months ended
	December 31,
	2021	2020
Operating Activities
Net loss attributable to the Company	$(459,965)	$(596,155)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of long-lived assets	20,900	14,434
Amortization of intangible assets	2,469	1,135
Stock-based compensation	76,470	17,135
(Gain) loss on extinguishment of debt	—	(17,686)
Amortization of debt issuance costs and discount on convertible senior notes	3,018	17,061
Provision for common stock warrants	6,566	425,047
Deferred income tax benefit	(16,197)	(30,845)
Impairment of long-lived assets	10,224	6,430
Loss (benefit) on service contracts	63,124	33,125
Fair value adjustment to contingent consideration	11,176	(1,160)
Net realized loss on investments	81	—
Amortization of premium on available-for-sale securities	9,232	—
Lease origination costs	(10,410)	—
Change in fair value for equity securities	(6,738)	—
Loss on equity method investments	5,704	—
Provision for bad debts and other assets	—	700
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	(27,601)	(15,701)
Inventory	(98,791)	(63,389)
Contract assets	(10,608)	—
Prepaid expenses and other assets	(32,392)	(18,401)
Accounts payable, accrued expenses, and other liabilities	24,908	51,880
Deferred revenue	70,654	20,914
Net cash used in operating activities	(358,176)	(155,476)

Investing activities
Purchases of property, plant and equipment	(172,166)	(22,526)
Purchase of intangible assets	(928)	(1,957)
Purchases of equipment related to power purchase agreements and equipment related to fuel delivered to customers	(20,172)	(25,738)
Purchase of available-for-sale securities	(3,159,372)	—
Proceeds from sales of available-for-sale securities	778,038	—
Proceeds from maturities of available-for-sale securities	1,129,088	—
Purchase of equity securities	(169,793)	—
Proceeds from sales of equities	28,536	—
Net cash paid for acquisitions	(136,526)	(45,113)
Cash paid for non-consolidated entities and non marketable equity securities	(17,596)	—
Net cash used in investing activities	(1,740,891)	(95,334)

Financing activities
Proceeds from exercise of warrants, net of transaction costs	15,445	—
Payments of contingent consideration	(1,541)	—
Proceeds from public and private offerings, net of transaction costs	3,587,833	1,271,714
Payments of tax withholding on behalf of employees for net stock settlement of stock-based compensation	(32,092)	—
Proceeds from exercise of stock options	7,520	32,023
Proceeds from issuance of convertible senior notes, net	—	205,098
Repurchase of convertible senior notes	—	(90,238)
Purchase of capped calls and common stock forward	—	(16,253)
Proceeds from long-term debt, net	—	99,000
Proceeds from termination of capped calls	—	24,158
Principal payments on long-term debt	(48,681)	(48,020)
Proceeds from finance obligations	108,925	65,259
Repayments of finance obligations and finance leases	(39,630)	(27,212)
Net cash provided by financing activities	3,597,779	1,515,529
Effect of exchange rate changes on cash	(802)	65
Increase in cash, cash equivalents and restricted cash	1,497,910	1,264,784
Cash, cash equivalents, and restricted cash beginning of period	1,634,284	369,500
Cash, cash equivalents, and restricted cash end of period	3,132,194	1,634,284

Plug Power Inc. and Subsidiaries

Consolidated Statement of Operations

 (In thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net revenue:
Sales of fuel cell systems, related infrastructure and equipment	$130,728	$(246,171)	$392,777	$(94,295)
Services performed on fuel cell systems and related infrastructure	8,309	(29,387)	26,706	(9,801)
Power Purchase Agreements	9,645	6,991	35,153	26,620
Fuel delivered to customers and realated equipment	13,113	(40,608)	46,917	(16,072)
Other	110	76	789	311
Net revenue	161,905	(309,099)	502,342	(93,237)
Cost of revenue:
Sales of fuel cell systems, related infrastructure and equipment	109,035	54,114	307,157	171,404
Services performed on fuel cell systems and related infrastructure	16,471	15,224	63,729	42,524
Provision (benefit) for loss contracts related to service	56,347	9,525	71,988	35,473
Power Purchase Agreements	30,641	20,621	102,417	64,640
Fuel delivered to customers	36,865	22,483	127,196	61,815
Other	309	48	1,165	323
Total cost of revenue	249,668	122,015	673,652	376,179

Gross (loss) profit	(87,763)	(431,114)	(171,310)	(469,416)

Operating expenses:
Research and development	27,139	10,815	64,762	27,848
Selling, general and administrative	73,200	29,385	179,852	79,348
Impairment of long lived assets	10,224	6,430	10,224	6,430
Change in fair value of contingent consideration	2,416	30	11,176	1,160
Total operating expenses	112,979	46,660	266,014	114,786

Operating loss	(200,742)	(477,774)	(437,324)	(584,202)

Interest income	(1,624)	45	4,040	765
Interest expense	(9,666)	(16,752)	(43,225)	(60,510)
Other expense, net	(447)	(287)	(765)	(739)
Realized loss on investments, net	155	—	(81)	—
Change in fair value of equity securities	7,022	—	6,738	—
Gain (loss) on extinguishment of debt	—	4,464	—	17,686
Loss on equity method investments	(3,968)	—	(5,704)	—
Other gain	159	—	159	—

Loss before income taxes	$(209,111)	$(490,304)	$(476,162)	$(627,000)

Income tax benefit	16,197	6,830	16,197	30,845

Net loss attributable to the Company	$(192,914)	$(484,105)	$(459,965)	$(596,155)

Preferred stock dividends declared	—	—	—	(26)

Net loss attributable to common stockholders	$(192,914)	$(484,105)	$(459,965)	$(596,181)

Net loss per share:
Basic and diluted	$(0.33)	$(1.14)	$(0.82)	$(1.68)

Weighted average number of common stock outstanding	576,839,347	425,358,903	558,182,177	354,790,106